Atlas Financial Holdings Announces 2013 Fourth Quarter Financial Results
Company to Hold Conference Call on March 11, 2014 at 8:30 a.m. ET
Fourth Quarter 2013 Financial Performance Summary (Comparisons to Fourth Quarter 2012 Unless Noted):

•	Gross premium written increased by 106.2%, which included an increase of 124% in its core commercial auto business

•	Premium related to core products was written in 39 states during the three month period ended December 31, 2013

•	The combined ratio improved by 6.0 percentage points to 91.4%

•	Underwriting results improved by $1.4 million

•	Operating income was $2.2 million for the three month period ended December 31, 2013 as compared to $880,000 for the three month period ended December 31, 2012

•	1,190,409 warrants were exercised in the fourth quarter of 2013, proceeds were used to satisfy the final payment related to the previously announced buy back of convertible preferred shares

•	Diluted earnings per common share was $0.22 for the three month period ended December 31, 2013 as compared to $0.15 for the three month period ended December 31, 2012

•	Book value per common share on December 31, 2013 was $6.54 compared to $6.55 at December 31, 2012

Chicago, Illinois (March 10, 2014) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) ("Atlas" or the "Company") today reported its financial results for the fourth quarter and the full year ended December 31, 2013.

Management Comments
“In the fourth quarter, the unique attributes of our niche market created opportunities that appeared to be more positive than the overall commercial auto insurance segment,” Scott D. Wollney, Atlas' President & CEO stated, “We were successful in continuing to improve each of our operating ratios and to grow at a strong rate through recapture of historically written business as well as organic growth in expansion states."

Financial and Operational Review
Net Income: Atlas generated net income of $2.2 million for the three month period ended December 31, 2013. This compares to net income of $1.2 million in the three month period ended December 31, 2012.

Gross Premium Written: For the three month period ended December 31, 2013, gross premium written was $22.1 million compared to $10.7 million in the three month period ended December 31, 2012, representing an increase of 106.2%. Of the $11.4 million increase in commercial auto premium written, $2.5 million resulted from the Company's acquisition of Gateway Insurance Company in January 2013.

Geographic Distribution: Atlas' core lines of business are becoming increasingly diversified from a geographic standpoint, with 55% of gross premium written in 2013 generated in its five largest states as compared to 70% in 2012.

Loss and Combined Ratio: The loss ratio relating to claims incurred in the three month period ended December 31, 2013 was 63.3% compared to 67.7% in the three month period ended December 31, 2012. Atlas' combined ratio improved for the three month period ended December 31, 2013 to 91.4%, compared to 97.4% for the corresponding prior year period. The table below indicates the comparisons of each component of the Company's combined ratio for the periods indicated:

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Loss ratio	63.3%	67.7%	63.9%	68.6%
Acquisition cost ratio	14.7%	15.9%	14.5%	16.7%
Other underwriting expense ratio	13.4%	13.8%	16.0%	17.1%
Combined ratio	91.4%	97.4%	94.4%	102.4%

Underwriting Results: Underwriting results increased to $1.8 million for the three month period ended December 31, 2013, a $1.4 million improvement compared to the prior year same period.

Operating Income is an internal performance measure used in the management of the Company's operations. It represents after-tax operational results excluding, as applicable, net realized gains or losses, net impairment charges recognized in earnings and other items. Operating Income should not be viewed as a substitute for U.S. Generally Accepted Accounting Principles (U.S. GAAP) net income. The table below reconciles U.S. GAAP net income to operating income ($ in '000's):

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
U.S. GAAP net income	$2,178	$1,244	$6,180	$3,166
Add: Expenses incurred related to Gateway Acquisition	-	-	406	-
Less: Net investment gains	8	338	529	1,435
Less: Other income	5	26	13	194
Operating Income	$2,165	$880	$6,044	$1,537

Operating Income: Atlas' Operating Income for the three month period ended December 31, 2013 was $2.2 million compared to $880,000 in the three month period ended December 31, 2012. In the 2012 period, substantially all the difference between net income and Operating Income was gain realized on the sale of investments (investment gains or losses were nominal in the fourth quarter of 2013).

Earnings per share ("EPS"): Atlas generated $0.25 per share basic and $0.22 per share diluted for the three month period ended December 31, 2013. This compares to $0.17 per share basic and $0.15 per share diluted in the three month period ended December 31, 2012.

In computing the diluted earnings per share on a year to date basis, the Company included the dilutive impact of the convertible preferred shares that were redeemed during the third quarter of 2013 on a pro-rata basis for the period during which those convertible preferred shares were outstanding.  This dilutive impact increased the denominator in the full year 2013 diluted EPS computation by 1,333,500 shares; however, this has no impact on the actual earnings used for the numerator in the EPS computation.  The Company did not include the dilutive impact related to the third quarter redemption of the convertible preferred shares in its diluted EPS computations in the amounts of 762,000 shares and 1,778,000 shares for the third quarter 2013 or the year to date September 30, 2013 computation, respectively.  This had no impact on the actual earnings used for the numerator in the EPS computation for the third quarter 2013.  Including the dilutive impact of the redeemed convertible preferred shares on a pro-rata basis for the period during which those convertible preferred shares were outstanding, the diluted EPS for the third quarter 2013 would have been $0.36 and the diluted EPS for year to date September 30, 2013 would have been $0.56 as compared to the previously reported amounts of $0.39 and $0.69, respectively.

Diluted earnings per share for the full year 2013 was $0.74. The impact of accounting treatment for preferred shares redeemed decreased diluted earnings per share for the year by $0.10. Future diluted earnings per share computations will not be impacted by the convertible impact of the preferred shares which were redeemed.

Balance Sheet/Investment Overview

Book Value: Book value per diluted common share on December 31, 2013 was $6.54, compared to $6.55 at December 31, 2012. Book value changed relative to December 31, 2012 as follows: an increase of $0.42 from net income attributable to common shareholders, an increase of $0.22 attributable to the decrease in deferred tax asset ("DTA") valuation allowance, a decrease of $0.35 related to the change in unrealized gains and losses, a reduction of $0.37 related to dilution from Atlas' U.S. IPO, a reduction of $0.12 related to the dilution impact of warrant exercises and share based compensation, and an increase of $0.19 related to the discount on the preferred share buyback.

Cash and Invested Assets: Cash and invested assets as of the period ended December 31, 2013 totaled $139.9 million, consisting primarily of fixed income securities as compared to $120.8 million as at December 31, 2012.

Investment Strategy: Atlas aligns its securities portfolio to support the liabilities and operating cash needs of our insurance subsidiaries, to preserve capital and to generate investment returns. Atlas invests predominantly in corporate and government bonds with overall durations that correlate with the payout patterns of Atlas' claims liabilities and other liquidity needs. At December 31, 2013, the Company's contractual duration on its portfolio was 4.7 years. The Company's investment allocations will be regularly reviewed based on market conditions with a continued emphasis on capital preservation to support growth in its operating business.

Investment and Other Income: During the three month period ended December 31, 2013, Atlas reported investment income and other revenues of $424,000, of which $8,000 are realized gains as compared to investment income and other revenues of $939,000, of which $338,000 were realized gains in the three month period ended December 31, 2012. Marking certain securities to market in the fourth quarter 2013 reduced net income by $0.03 per diluted share.

Investment Yield: The investment income and other revenues generated by the investment portfolio resulted in a 2.0% annualized yield for the three month period ended December 31, 2013, versus 3.4% in the for the three month period ended December 31,2012, with a significant portion of the yield in the fourth quarter 2012 resulting from capital gains. The annual investment yield on a year to date basis was 2.0%.

Impact of Interest Rate Change: For Atlas’ available-for-sale fixed income securities held as of the year ended December 31, 2013, a 100 basis point increase in interest rates on such held fixed income securities would have increased net investment income and income before taxes by approximately $105,000. Conversely, a 100 basis point decrease in interest rates on such held fixed income securities would decrease net investment income and income before taxes by $70,000. A 100 basis point increase would have also decreased other comprehensive income by approximately $4.3 million due to “mark-to-market” requirements; however, holding investments to maturity would mitigate this impact over time. Conversely, a 100 basis point decrease would increase other comprehensive income by the same amount. The impacts described here are approximately linear to the change in interest rates.

Conference Call Details
Date / Time:            Tuesday, March 11, 2014 - 8:30 a.m. ET
Participant Dial-In Numbers:     (United States):    877-423-9817
(International):    201-493-6770

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode "Atlas". Questions will be taken at the end of the call.

Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Atlas’ website at www.atlas-fin.com/investorrelations or by clicking on the conference call link: http://atlas-fin.equisolvewebcast.com/q4-2013. Audio and a transcript of the call will be archived on the Company’s website.

Slideshow
Atlas will be utilizing an accompanying slideshow presentation in conjunction with this call. This presentation is available on the “Earnings Release Info” section of the Company's website's investor relations tab at http://www.atlas-fin.com/InvestorRelations/EarningsReleaseInfo.aspx.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the "light" commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas'

insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Financial Information
Atlas' financial statements reflect consolidated results of Atlas' subsidiaries: American Insurance Acquisition Inc., Camelot Services, Inc., American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company, Inc. Additional information about Atlas, including a copy of Atlas' 2013 Form 10-K financial statements and Management Discussion & Analysis, can be accessed via the U.S. Securities and Exchange Commission internet site at www.sec.gov, on the Canadian Securities Administrators' website at www.sedar.com, or through Atlas' website at http://www.atlas-fin.com/InvestorRelations/FinancialReports.aspx.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words "anticipate", "expect", "believe", "may", "should", "estimate", "project", "outlook", "forecast" or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2013 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                            Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com

###

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(in '000s of US dollars, except for share and per share data)

	Three Month Period Ended		Twelve Month Period Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net premiums earned	$20,512	$11,914	$71,344	$38,709
Net investment income	411	575	2,141	2,453
Net investment gains	8	338	529	1,435
Other income	5	26	13	194
Total revenue	20,936	12,853	74,027	42,791
Net claims incurred	12,995	8,069	45,612	26,545
Acquisition costs	3,013	1,890	10,373	6,471
Other underwriting expenses	2,750	1,650	11,384	6,609
Expenses incurred related to Gateway acquisition	—	—	406	—
Total expenses	18,758	11,609	67,775	39,625
Income from operations before income tax expense	2,178	1,244	6,252	3,166
Income tax expense	—	—	72	—
Net income attributable to Atlas	2,178	1,244	6,180	3,166
Add: Discount realized on preferred share buyback	—	—	1,800	—
Less: Preferred share dividends	23	204	619	810
Net income attributable to common shareholders	$2,155	$1,040	$7,361	$2,356

Basic weighted average common shares outstanding	8,617,477	6,144,384	8,007,458	6,144,281
Earnings per common share, basic	$0.25	$0.17	$0.92	$0.38
Diluted weighted average common shares outstanding	9,801,896	8,435,691	10,840,868	8,434,948
Earnings per common share, diluted	$0.22	$0.15	$0.74	$0.38

Consolidated Statements of Comprehensive Income

Net income attributable to Atlas	$2,178	$1,244	$6,180	$3,166

Other comprehensive (loss)/income:
Changes in net unrealized (losses)/gains	(554)	(454)	(4,354)	1,446
Reclassification to income of net realized gains	(230)	(316)	(469)	(948)
Effect of income tax	266	258	1,642	(170)
Other comprehensive (loss)/income for the period	(518)	(512)	(3,181)	328
Total comprehensive income	$1,660	$732	$2,999	$3,494

ATLAS FINANCIAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in '000s, except for share and per share data)	December 31, 2013	December 31, 2012
Assets
Investments, available for sale
Fixed income securities, at fair value (Amortized cost $130,751 and $95,423)	$128,585	$98,079
Equity securities, at fair value (cost $258 and $1,563)	258	1,571
Other investments	1,234	1,262
Total Investments	130,077	100,912
Cash and cash equivalents	9,811	19,912
Accrued investment income	694	517
Accounts receivable and other assets (Net of allowance of $776 and $484)	37,944	21,923
Reinsurance recoverables on reserves	18,144	5,681
Reinsurance recoverables on amounts paid	1,002	339
Prepaid reinsurance premiums	2,207	2,111
Deferred policy acquisition costs	6,674	3,764
Deferred tax asset, net	9,319	6,605
Intangible Assets	740	—
Software and office equipment, net	2,500	1,137
Assets held for sale	166	166
Total Assets	$219,278	$163,067

Liabilities
Claims liabilities	$101,385	$70,067
Unearned premiums	44,232	25,457
Due to reinsurers and other insurers	2,613	3,803
Other liabilities and accrued expenses	7,350	3,876
Total Liabilities	$155,580	$103,203

Shareholders’ Equity
Preferred shares, par value per share $0.001, 100,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2013 and18,000,000 shares issued and outstanding December 31, 2012. Liquidation value $1.00 per share	$2,000	$18,000
Ordinary common shares, par value per share $0.003, 266,666,667 shares authorized, 9,291,871 shares issued and outstanding at December 31, 2013 and 2,256,921 at December 31, 2012	28	4
Restricted common shares, par value per share $0.003, 33,333,334 shares authorized, 132,863 shares issued and outstanding at December 31, 2013 and 3,887,471 at December 31, 2012	—	14
Additional paid-in capital	169,595	152,769
Retained deficit	(106,496)	(112,676)
Accumulated other comprehensive (loss) income, net of tax	(1,429)	1,753
Total Shareholders’ Equity	63,698	59,864
Total Liabilities and Shareholders’ Equity	$219,278	$163,067